SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is entered into as of December 10, 2019, by and between Michael L. Gettle ("Employee") and Roadrunner Transportation Systems, Inc., a Delaware corporation ("Employer" and collectively with Employee, the "Parties").

RECITALS

A. Employee and Employer are parties to that certain Second Amended and Restated Employment Agreement, dated as of April 30, 2017 (the "Employment Agreement"), which sets forth the terms of Employer's "at will" employment of Employee.

B. Employee will separate from employment and all other positions with Employer, except as expressly set forth herein, effective December 10, 2019.

C. The Parties wish to conclude their employment relationship amicably and provide for certain post-employment benefits.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. Termination of Current Employment Relationship. Employee's current employment with Employer will terminate effective December 10, 2019 ("Separation Date"). Employee hereby resigns from all positions, including any officer or director positions, Employee holds with Employer or any of the other Released Persons and Entities (defined below) as of the Separation Date.

2. Payment and Benefits. Employee will be paid wages earned through the Separation Date, as well as 80 hours of accrued but unused PTO regardless whether Employee signs this Agreement. No other amounts are due and owing or will be paid to Employee other than those contained within this Agreement.

3. Release.

(a) Employee does hereby fully and forever discharge and release Employer, its direct and indirect parent companies, subsidiaries, and corporate affiliates, and each of such entities' owners, stockholders, officers, directors, agents, employees, representatives, attorneys, benefits plans, benefits plan fiduciaries, trustees, insurers, predecessors, successors, heirs and assigns (collectively, "Released Persons and Entities") from any and all actions, causes of action, charges, complaints, claims, attorneys' fees, demands, damages, costs, expenses or compensation of any kind or character whatsoever which Employee has, had or might have been able to assert or claim based on any action, omission or conduct of any kind, known or unknown, from the beginning of time up to the date on which Employee signs this Agreement. By way of example only and without in any way limiting the generality of the foregoing language, Employee's release shall include any claims for relief or causes of action under the Age Discrimination in Employment Act, as amended, 29 U.S.C. sec. 621, et seq., including the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sec. 2000e, et seq.; the Americans With Disabilities Act of 1991, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. secs. 791, 793 and 794; the Worker Adjustment and Retraining Notification Act; the Civil Rights Enforcement Statutes, 42 U.S.C. secs. 1981 through 1988; Employee Retirement Income Security Act of 1974, 29 U.S.C. sec. 1001, et seq.; the National Labor Relations Act; 29 U.S.C. sec 151, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Sherman Act, as amended, 15 U.S.C. §1 et seq.; the Clayton Act, as amended, §15 U.S.C. §12 et seq.; the Wisconsin Fair Employment Act;

and any other federal, state or local statute, ordinance, or regulation and, in addition, from any claims, demands, or actions brought on the basis of alleged wrongful or retaliatory discharge, breach of an implied or express contract, misrepresentation, defamation, interference with contract or intentional or negligent infliction of emotional distress, damage to business or professional reputation, conspiracy, negligence, invasion of privacy, or any other tort, contract or common law claim. Employee intends in executing this Agreement that it shall be effective as a bar to each and every claim, demand, and cause of action Employee may have at the time of the execution of this Agreement. Employee further understands, acknowledges and agrees that, by signing this Agreement, Employee is giving up all rights which Employee or Employee's successors, assigns, spouse, children or any other third party may have to bring a claim or cause of action arising out of or related to Employee's employment or employment separation, and that Employee voluntarily does so.

This Agreement shall serve as a bar to any claims relating to the matters generally and specifically released above, except it shall not prohibit Employee from filing a charge with, communicating truthful information to, or cooperating in an investigation by the Equal Employment Opportunity Commission ("EEOC") or any other U.S. governmental agency with jurisdiction over the Employer; provided, however, that Employee waives any monetary remedy or other individual relief he might otherwise obtain from such charge, communication, or cooperation.

Employee represents and warrants that, as of the date he signs this Agreement, Employee has not (a) filed any administrative charge or complaint or brought any lawsuit against Employer or any of the other Released Persons and Entities; or (b) assigned or transferred to any other person or entity any claims being released by this Agreement. Employee shall indemnify and hold the Released Persons and Entities harmless from all loss, cost, or expense, including attorneys' fees, arising out of or related to any breach of these representations and warranties.

Employee acknowledges and agrees that, as of the date he signs this Agreement, Employee has not suffered any unreported on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total. This Agreement does not waive or release any right or claim(s) that Employee may have which accrues after execution of this Agreement by Employee, for breach of this Agreement, or which cannot be waived by law.

(b) Employer does hereby fully and forever discharge and release Employee from any and all actions, causes of action, charges, complaints, claims, attorneys' fees, demands, damages, costs, expenses or compensation of any kind or character whatsoever which Employer has, had or might have been able to assert or claim based on any action, omission or conduct of any kind, known or unknown, from the beginning of time up to the date on which Employer signs this Agreement. Employer intends in executing this Agreement that it shall be effective as a bar to each and every claim, demand, and cause of action Employer may have at the time of the execution of this Agreement.

Notwithstanding the foregoing, this Agreement does not waive or release any right or claims(s) that Employer may have (i) which accrues after execution of this Agreement by Employer, (ii) for breach of this Agreement or the Employment Agreement, (iii) for fraud, theft, or embezzlement, (iv) for breach of Employee's fiduciary duties with respect to Employer resulting in a material injury to Employer, or (v) which cannot be waived by law.

Employer represents and warrants that, as of the date it signs this Agreement, (A) Employer has not filed any administrative charge or complaint or brought any lawsuit against Employee; (B) Employer has not assigned or transferred to any other person or entity any claims being released by this Agreement; (C) Employee shall have the benefit of Employer's existing and future (to the extent permissible by the D&O Insurance carrier) directors and officers liability insurance after the Separation Date in accordance with its terms; and (D) the Chief Executive Officer is not aware of any conduct by Employee that would be subject to clauses (iii) or (iv) of the immediately preceding paragraph. Employer shall indemnify and hold Employee harmless from all loss, cost, or expense, including attorneys' fees, arising out of or related to any breach of these representations and warranties.

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4. Return of Employer Documents and Property. Employee agrees that, not later than the Separation Date, Employee will turn over to Employer all files, memoranda, records, and other documents (including any of the foregoing which are electronically stored), and any physical or personal property (including, but not limited to, keys, company credits cards, computers, etc.) which Employee received from Employer and which are the property of Employer; provided that if Employee subsequently discovers any information stored on a personal electronic device or account, Employee shall permanently delete such information, and retain no copies thereof.

5. Non-Disparagement. Employee agrees that Employee will not communicate, in any manner, anything negative regarding the Released Persons and Entities, and Employer agrees that Employer will not, and Employer will instruct its senior management and directors not to, communicate, in any manner, anything negative regarding Employee. However, this Section 5 shall not prevent either Party from responding candidly to any subpoena or as otherwise compelled by law, or engaging in communication that is protected by law. This is not a restriction on statements either Party has a legally protected right to make, such as to the EEOC. Employee agrees that in response to any request for a reference, Employer will only confirm dates of employment and position held.

6. Restrictive Covenants. Employee agrees that he continues to be bound by the non-competition and other restrictive covenants set forth in Section 5 of the Employment Agreement.

7. Enforcement. This Agreement does not bar actions or proceedings instituted for the sole purpose of enforcing the provisions of this Agreement.

8. Non-Admission. Employer's or Employee's participation in this Agreement is not to be construed as an admission of any wrongdoing or liability whatsoever by or on behalf of either Party. This Agreement is intended for the sole purpose of resolving any issues between the Parties concerning Employee's employment and separation of employment from Employer. It is not intended for any other purpose and shall not be used by any other party for another reason.

9. Confidentiality. Employee shall not disclose the existence of or the terms of this Agreement to any third party (except Employee's spouse) without the written consent of Employer, except for the purpose of enforcing this Agreement, for the purpose of consulting with an attorney, accountant, or financial advisor, for legal, tax or investment advice concerning this Agreement, or pursuant to legal process or as otherwise required by law, rule or regulation.

10. Waiver of Future Employment. Employee agrees that Employee's employment with Employer has ended, and Employee acknowledges that Employee has received all wages, compensation, benefits, and other amounts to which Employee was entitled because of Employee's employment with Employer. Employee affirmatively represents that Employee has no interest in returning to employment with Employer (or any of the Released Persons and Entities). Employee therefore agrees that Employee will not apply or reapply for employment, reemployment, or reinstatement with Employer (or any of the Released Persons and Entities), and Employee waives any right to seek such employment, reemployment, or reinstatement. Employee further agrees that the execution of this Agreement is good and sufficient cause for Employer and the Released Persons and Entities to reject any such application for employment, reemployment, or reinstatement.

11. Payment and Benefits.

(a) If Employee signs this Agreement, does not revoke it, and continues to comply with the covenants set forth in Section 5 of the Employment Agreement, per the terms of the Employment Agreement, Employer agrees to pay Employee his present base salary for eighteen (18) months following the Separation Date, pursuant to Employer's normal payroll procedures, with the first such installment payment to be made on the first regular payroll date which is at least ten days after the Effective Date (as defined below). In the event of a sale of substantially all the shares or assets of the Employer (a "RRTS Sale Transaction") or Employer's Ascent Global Logistics and Active On Demand segments, in a single transaction or in a series of related transactions, as constituted on the date hereof that also constitutes a change of ownership or effective

control of the Employer or in the ownership of a substantial portion of the asses of the Employer, within the meaning of Section 409A(a)(2)(A)(V) of the Code and the Treasury Regulations promulgated thereunder (an "Ascent / AOD Sale Transaction"), Employer agrees to pay to Employee, to the extent permissible under Section 409A, a single lump-sum amount equal to the remainder of the severance payable to Employee pursuant to this Section 11(a) as of the date of the RRTS Sale Transaction or Ascent / AOD Sale Transaction. The lump-sum payment shall be made on or before the closing date of the RRTS Sale Transaction or Ascent / AOD Sale Transaction.

(b) If Employee signs this Agreement, does not revoke it, and continues to comply with the covenants set forth in Section 5 of the Employment Agreement, Employee and his dependents shall be entitled to continued health insurance coverage under Employer's group health plan on the same terms as provided to other employed executives of Employer from the Separation Date until such date as Employee reaches the age of 65 (the "Benefit Continuation Period"). Employer warrants and represents that it is authorized to maintain Employee's coverage under its group health plan for the entirety of the Benefit Continuation Period, and that Employee is otherwise eligible for coverage under such plan. In the event of a RRTS Sale Transaction or an Ascent / AOD Sale Transaction, Employer agrees to pay Employee a single lump-sum amount equal to the premiums that Employee would have to pay (based upon the COBRA premiums being charged under Employer's health plan as of the date of the RRTS Sale Transaction or Ascent / AOD Sale Transaction) if Employee had elected to continue the health insurance coverage that the Employee was receiving under the Employer's group health plan immediately prior to the RRTS Sale Transaction or the Ascent / AOD Sale Transaction for the period beginning on the date of the RRTS Sale Transaction or the Ascent / AOD Sale Transaction and ending at the conclusion of the Benefit Continuation Period. The lump-sum payment shall be made on or before the closing date of the RRTS Sale Transaction or Ascent / AOD Sale Transaction.

(c) 400,000 restricted stock units shall vest (the "Vested RSUs") pursuant to Section 3(b)(ii) of that certain Restricted Stock Unit Agreement, dated as of April 8, 2019, by and between Employee and Employer (the "RSU Agreement"). The Employer acknowledges that Employee has elected to satisfy his minimum withholding tax obligation with respect to the Vested RSUs by the Employer withholding the applicable amount of Vested RSUs, in accordance with and pursuant to Section 4(e)(ii) of the RSU Agreement. Employer represents and warrants that none of the Vested RSUs are subject to any form of "clawback policy," or other similar provision. Employee acknowledges that none of the performance-based restricted stock units shall vest pursuant to Section 9 of that certain Performance Restricted Stock Unit Agreement, dated as of April 8, 2019, by and between Employee and Employer.

(d) Employer agrees to reimburse Employee for reasonable attorneys' fees and costs incurred in negotiating the terms of this Agreement, which shall be paid along with the first installment payment made under Section 11(a) above.

(e) Payments under this Section 11 shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon (1) the Employee's execution of this Agreement within twenty-one (21) days of the Employer's delivery to the Employee of same, (2) Employee not revoking this Agreement, and (3) Employee's continued compliance with the Employee's covenants set forth in Section 5 of the Employment Agreement. Any payments due to the Employee under this Section 11 shall be forfeited if the Employee breaches his covenants set forth in Section 5 of the Employment Agreement or fails to meet any of the other conditions to such payments set forth in this Section 11.

(f) As the Employee's termination of employment constitutes an involuntary termination for purposes of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), any payments or benefits described in this Section 11 shall be treated to the maximum extent possible as "separation pay" exempt from Section 409A.

(g) To the extent any payments due to employee under this Section 11 are "deferred compensation" for purposes of Section 409A of the Code, then such payments shall commence upon the thirtieth (30th) day following the Separation Date. The first such cash payment shall include payment of all

amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Separation Date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the Separation Date.

12. Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Employee is a "specified employee" as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on Employee under Section 409A, Employee shall not be entitled to any payments or benefits the right to which provides for a "deferral of compensation" within the meaning of Section 409A, and whose payment or provision is triggered by Employee's termination of employment (whether such payments or benefits are provided to Employee under this Agreement or under any other plan, program or arrangement of Employer), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the date which is the first business day following the six (6)-month anniversary of Employee's "separation from service" (within the meaning of Section 409A), and such payments or benefits that, if not for the six (6) month delay described herein, would be due and payable prior to such date shall be made or provided to Employee on such date. Employer shall make the determination as to whether Employer is a "specified employee" in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of Employee's "separation of service" will notify Employee whether or not he is a "specified employee."

13. Separability; Choice of Law; Forum; Jury Trial Waiver. Each provision of this Agreement is separate and severable. If any provision of this Agreement is held invalid by any court, agency or tribunal, that provision shall be modified to the minimum extent necessary to make it valid, and shall not impair the validity of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, not including its choice of laws provisions. The Parties submit to the exclusive jurisdiction and venue of the state of federal courts located within the state of Delaware. **EACH PARTY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY PROCEEDING ARISING UNDER OR RELATED TO THIS AGREEMENT.**

14. Entire Understanding. This Agreement constitutes the entire understanding between the Parties concerning Employee's employment and/or separation of employment with Employer and its related entities, and supersedes all prior agreements, representations, practices, and understandings between the Parties, including without limitation, any prior employment agreement Employee may have had with Employer or any of its related entities, the provisions of any personnel documents, handbooks or policies and any prior customs or practices of Employer with respect to business, severance pay, fringe benefits, or otherwise; provided, however, that Employee's covenants in Section 5 of the Employment Agreement shall survive this Agreement and remain in full force and effect.

15. Employee acknowledges that:

(a) Employee has read this Agreement, understands its contents and agrees to its terms and conditions of Employee's own free will;

(b) Employee is hereby advised by Employer to consult with an attorney prior to signing this Agreement, has been advised in writing to do so, and has had the opportunity to do so;

(c) Employee understands that the Agreement includes a final general release and that Employee can make no further claims against the Released Persons and Entities in connection with the events described in the release;

(d) Employee has been given twenty-one (21) days to consider whether to accept and sign this Agreement;

(e) Employee has seven (7) days after signing the Agreement within which to revoke acceptance of it, by sending a written document stating that Employee wishes to revoke acceptance of

this Agreement to Curtis W. Stoelting, Chief Executive Officer, Roadrunner Transportation Systems, 1431 Opus Place, Suite 530, Downers Grove, IL 60515; and

(f) This Agreement will not become effective or enforceable (the "Effective Date") until the expiration of the revocation period referenced in Section 15(e).

16. Compliance with the Code and Section 409A. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this Section 16 and Section 12 above entitled "Specified Employee," with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a "deferral of compensation" within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either Party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Employer of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon Employee or Employer. Any payments described herein that constitute "non-qualified deferred compensation" under Section 409A and that are payable upon a termination of employment will only be paid if such termination constitutes a "separation for service" within the meaning of Section 409A.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as the Effective Date.

MICHAEL L. GETTLE   Date

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By: Curtis W. Stoelting, Chief Executive Officer

12/10/19
Date

SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as the Effective Date.

MICHAEL L. GETTLE

Date: December 10, 2019

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:____
Curtis W. Stoelting, Chief Executive Officer

____
Date

SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE